Exhibit 23.3

CONSENT OF SVB LEERINK LLC

We hereby consent to the use of our opinion letter dated June 1, 2020 to the board of directors of Aduro Biotech, Inc., included as Annex C to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Aduro Biotech, Inc., filed on August 24, 2020 (the “Registration Statement”), and to the references to such opinion in such joint proxy statement/prospectus under the captions: “PROSPECTUS SUMMARY – Opinion of Aduro’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Aduro Reasons for the Merger,” “THE MERGER – Opinion of Aduro’s Financial Advisor” and “THE MERGER – Financial Forecasts.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

SVB LEERINK LLC

/s/ SVB LEERINK LLC

New York, New York

August 24, 2020